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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

          CONTACT:      Suki Shattuck, Director of Investor Relations
                        HomeBase, Inc.
                        (714) 442-5448

                        Roger S. Pondel/Michele Feller
                        Pondel Parsons & Wilkinson
                        (310) 207-9300

            HOMEBASE ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS
            INCLUDING A NON-RECURRING CHARGE TO CLOSE THREE STORES;
             PLANS TO RAISE $100 MILLION TO FUND NEW STORE GROWTH

    IRVINE, California -- October 28, 1997 - In a major change in strategy, HomeBase, Inc. (NYSE: HBI) today announced that it is accelerating its store remodeling program and expects to raise $100 million to fund an expanded new store opening program. In connection with this strategy, the company will close three unprofitable stores and take a related, non-recurring after-tax charge of approximately $16.5 million in the third quarter of the current fiscal year.

    Exclusive of the non-recurring charge, the company expects to report net income of approximately $6.0 million, or $.15 per share, fully diluted, for the third quarter ended October 25, 1997. After the non-recurring charge, HomeBase expects to report a net loss of approximately $10.5 million, or $.27 per share, fully diluted, compared with pro forma net income of $5.9 million, or $.16 per share, fully diluted, for the third fiscal quarter of last year. HomeBase plans to announce actual results for its third fiscal quarter on November 11, 1997.

                                    -more-



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HOMEBASE ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS             PAGE 2



       HomeBase's sales for the third quarter totaled $368.4 million versus $366.4 million a year ago. Comparable store sales were down 1.2% from last year's third quarter, but improved in trend over the preceding quarter.

       Allan P. Sherman, president and chief executive officer, said, "The board of directors has approved an accelerated growth strategy that includes remodeling the remaining 17 stores in the company's remodel program over the next six months (barring any unforeseen permit issues), rather than the previously planned two years. This will allow us to maximize the impact of advertising HomeBase's new prototype design in all our markets and capitalize on opportunities during the company's peak spring and summer selling season. Although no assurances can be given regarding the new stores, remodeled
HomeBase stores have historically achieved average first-year sales trend improvements of 10% and 100 basis point improvement in selling margins."

       The company's new strategy includes a major increase in the number of new store openings over the next three years. After scheduled openings of two to four new stores next year, the pace of expansion will increase to opening eight to 10 new stores in each of the following two years. The increase in new store growth is expected to strengthen the company's market position in the western United States and position it for improved profitability.

                                    -more-

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HOMEBASE ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS             PAGE 3

       "We are taking a proactive approach in growing HomeBase as part of our objective to provide a solid return for our shareholders," said Sherman. "We have a proven successful formula with our new prototype design, and we intend to vigorously pursue the opportunities afforded by the improving Southern California housing market, low interest rates, and generally strong economic conditions in the western United States."

       Sherman said the company expects to finance this new store-opening schedule by offering up to $100 million aggregate face amount of convertible subordinated debentures through a Rule 144A/Regulation S private placement. The company intends to complete the offering as quickly as possible, subject to market conditions. The securities to be offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

       Headquartered in Irvine, California, HomeBase, Inc. was founded in 1983 and operates 85 home improvement warehouses in 10 western states. HomeBase, Inc. (formerly Waban Inc.) is traded on the New York Stock Exchange under the symbol "HBI" and can be located on the Internet at http://www.homebase.com.

      Except for historical information, the matters discussed in this document are forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the company's ability to execute its new growth strategy discussed above, the company's ability to consummate the financing on terms favorable to the company or at all and the factors under the heading "Risk Factors" in the Company's Proxy Statement/Prospectus for the 1997 Annual Meeting of Stockholders and risk factors detailed in the Company's other filings with the Securities and Exchange Commission.


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